Exhibit 99.1
WILLIAMS COAL SEAM GAS ROYALTY TRUST
PRESS RELEASE
Williams Coal Seam Gas Royalty Trust Announces Quarterly Cash Distribution
     DALLAS, TEXAS, August 3, 2007 — Bank of America, N.A., as trustee of Williams Coal Seam Gas Royalty Trust, today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.260930 per unit, payable August 29, 2007 to unitholders of record on August 14, 2007.
     The Trust owns net profits interests in certain proved coal seam gas properties owned by Williams Production Company (WPC) and located in the San Juan Basin of northwestern New Mexico (the “Working Interest Properties”) and southwestern Colorado, including WPC’s 35 percent net profits interest in 5,348 gross acres in La Plata County, Colorado (the “Farmout Properties”). The distribution per unit increased from $0.216611 to $0.260930 primarily due to an increase in production in both the Working Interest Properties and the Farmout Properties and a net adjustment of a settlement and a unit expansion adjustment.
     WPC reported that production attributable to its gross interests in the properties burdened by the Trust’s net profits interests was 3.4 trillion British thermal units (TBtu) during the period associated with this quarterly cash distribution compared to 3.1 TBtu during the preceding period. When prior period adjustments are excluded, production in the current quarter was 3.4 TBtu compared to a similar 3.5 TBtu in the preceding quarter. The net contract price per MMBtu for this quarter was $2.71 per MMBtu as compared to $2.72 per MMBtu for previous quarter. WPC also reported approximately 428 infill wells have been drilled and of those, 416 wells are producing as of 6/30/2007, but are not yet in “pay” status to the Trust. This will occur after payout has been reached. Based on a projection of production, prices and the current payout balance, payout is estimated to occur in the first quarter of 2008. Estimates related to payout such as this are difficult to predict due to the number of infill wells being drilled by the outside operators of the underlying properties, which is not in WPC’s control, fluctuating gas prices, and increased per well drilling and operating costs.
     WPC has informed the Trustee that it has calculated the impact of some recently approved unit expansions on federal leases effective as early as August 1996, benefiting the Trust by $4,813,466 and included with this distribution. The effects of these unit expansions are substantially offset by the impact to the Trust of WPC’s settlement with the MMS discussed below.
     WPC confirmed to the Trustee that it reached settlement with the MMS in June 2007. As a result, included with this distribution is a reduction of $5,000,541 which represents the Trust’s portion of the settlement. The net effect of these two items results in a decrease to this distribution of $187,075 or $.019 per unit. Previously, it has been stated that the distributions to the Trust will likely begin to be affected by the MMS settlement by withholding an estimated $1.3 million as early as the third quarter 2007 distribution and continue until the Trust’s share (previously estimated to be over $5 million) was recovered in full. (See 10-Q for the quarterly period ended March 31, 2007 — Contingencies). However, it was decided to net the two adjustments with this distribution which nearly offset each other. This represents the only and final adjustment for the previously referenced MMS audit issue settlement. Future Unit expansion adjustments on federal leases are generally processed by WPC and passed on to the Trust shortly after the approval by the Bureau of Land Management.
     The Trust is a grantor trust formed by The Williams Companies, Inc., parent company of WPC, and was designed to provide unitholders with quarterly cash distributions and tax credits under Section 29 of the Internal Revenue Code, which has expired as of 12/31/2002, from certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “WTU”.
     For additional information, including the latest financial reports on Williams Coal Seam Gas Royalty Trust, please visit our website at http://www.wtu-williamscoalseamgastrust.com/.
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CONTACT:
     Ron E. Hooper, Senior Vice President
     Bank of America, N.A., Trustee
     (800) 365-6544